Exhibit 99.1

ALERE ANNOUNCES SEPARATION OF CHIEF EXECUTIVE

OFFICER AND CHAIRMAN ROLES AND REVIEW OF STRATEGY

WALTHAM, Mass., May 5, 2014 – As part of its ongoing review and enhancement of its corporate governance policies, Alere Inc. (NYSE:ALR), a global leader in empowering individuals to take greater control of their health at home by connecting innovative diagnostics in the hands of patients to their healthcare providers, announces today that it has separated the roles of Chairman of the Board and Chief Executive Officer. The Board of Directors unanimously elected Gregg J. Powers as Chairman of the Board of Alere, while Ron Zwanziger will continue as President, Chief Executive Officer and a member of the Board of Directors.

Mr. Powers joined Alere’s Board of Directors in August 2013 and serves on the Board’s Nominating and Corporate Governance Committee. Mr. Powers also serves on the Board of Directors of Quantum Corporation (NYSE: QTM) and is the Chairman and Chief Executive Officer of Private Capital Management, an institutional investment management firm and significant Alere stockholder. In connection with the separation of the roles of Chairman and Chief Executive Officer, the duties of the Lead Independent Director will be assumed by Mr. Powers. John Levy, who has served as Alere’s Lead Independent Director since October 2013, will continue as a member of the Board of Directors and as Chair of the Audit Committee.

Alere also announces today that the Company is undertaking a comprehensive review of its strategy and operations to identify opportunities to enhance shareholder value. The Board intends to select and engage an international consulting organization to assist it with this process in the near future.

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About Alere

By developing new capabilities in near-patient diagnosis, monitoring and health information technology, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on infectious disease, toxicology, cardiology and diabetes. Alere is headquartered in Waltham, Massachusetts. For more information regarding Alere, please visit www.alere.com.

Media Contact

Jackie Lustig

Director, Corporate Communications

Jackie.Lustig@alere.com

781-314-4009